Exhibit 10.4

Apogee Therapeutics, Inc.

January 12, 2023

Jane Pritchett Henderson

Dear Jane:

Apogee Therapeutics, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the following terms:

1.            Position. Your title will be Chief Financial Officer with duties, responsibilities, functions and authority in a manner reasonably consistent with this title, and you will report to the Company’s Chief Executive Officer. This is a full-time exempt position and, as such, you are expected to dedicate substantially all of your business time and efforts to your employment with the Company, it being agreed and acknowledged in all events that you will be able to continue your current outside board services as disclosed in writing to me prior to the date of this letter agreement (any new outside board service will require pre-approval by the Company in its sole discretion which shall not be unreasonably withheld). It is anticipated that you will primarily work remotely, although some travel may be required consistent with the business needs of the Company and its affiliates. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or any of its affiliates. By signing this letter agreement, you confirm to the Company that (i) you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your providing services to the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your providing services to the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers.

2.            Cash Compensation. The Company will pay you a starting salary at the rate of $475,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

Apogee Therapeutics, Inc.

January 12, 2023

3.            Equity Grant. Upon the Company’s recommendation and subject to the approval of the Board of Managers (the “LLC Board”) of Apogee Therapeutics, LLC, a Delaware limited liability company and the sole stockholder of the Company (the “LLC”), you will be granted not later than March 31, 2023 Non-Voting Incentive Units (the “Incentive Units”) in the LLC, representing 1.2% of the LLC’s fully diluted equity as of the date of grant (as determined by the Board, reflecting all then outstanding voting and non-voting units, it being expected that the grant size will be approximately 990,020 Incentive Units) with a Strike Price (as defined in that certain Amended and Restated Limited Liability Company Agreement of Apogee Therapeutics, LLC dated as of February 24, 2022 (the “LLC Agreement”)) determined by the LLC Board at the time of grant and determined consistent with the Company’s valuation as of November 30, 2022, which was $2.91 per Common Unit. An equitable adjustment to your equity grant shall be made by the Board in good faith if the Strike Price is determined to be greater than $2.91 in order to comply with the requirements for a profits interest under Revenue Procedure 93-27. The Incentive Units will vest as follows: 25% of the Incentive Units will vest on the one-year anniversary of your vesting start date and the balance will vest thereafter in equal monthly installments for the next 36 months of continuous service with the Company, provided that your employment with the Company is still in effect and has not been terminated for any reason as of each such vesting date. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (as defined in Appendix A) or there is a material reduction in your duties, authority or responsibilities in connection with a Change in Control (as defined in Appendix A), but excluding any change in title that does not represent a material reduction in your duties, authority or responsibilities, in each case, within the Change in Control Period (as defined in Appendix A), all of your unvested Incentive Units shall immediately accelerate and become fully vested as of the later of (i) the Date of Termination (as defined below) or (ii) the effective date of the Separation Agreement and Release (such later date being the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Incentive Units that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein (for the avoidance of doubt, no additional vesting of the Incentive Units shall occur during the period between the Date of Termination and the Accelerated Vesting Date). The Company shall permit you to make, and you shall make, a timely Section 83(b) election in accordance with Treasury Regulation Section 1.83-2 with respect to each grant of Incentive Units (to the extent applicable). The grant of the Incentive Units will be governed by the terms of the related award agreement, which shall be substantially in the form attached hereto as Exhibit B, the LLC’s operating agreement and the terms and conditions approved by the LLC Board. Contractual terms applicable to your grant of 990,020 Incentive Units that are not set forth in this Section 3 shall be on terms no less favorable that apply to the Company’s Chief Executive Officer.

4.            Discretionary Bonus. In addition to your salary, equity and benefits, you will be eligible to receive an annual performance bonus with a target of 40% of your Base Salary. Any bonus awarded for the calendar year in which your employment commences will be prorated based on the date that you commence employment with the Company. The Company maintains full and absolute discretion over the decision to award any bonus, and the amount of any bonus, based upon various factors that include, but are not limited to, your performance and the Company’s performance. To the extent the Company decides to award you a bonus, such bonus will be paid to you no later than March 15th of the calendar year following the end of the calendar year to which such bonus relates. You must be employed by the Company on the date the bonus is paid to earn such bonus. Your discretionary bonus opportunity in effect at any given time is referred to herein as the “Discretionary Bonus.” If your employment is terminated due to death or disability after the end of a fiscal year during the term of this letter agreement but before payment of the bonus, you shall receive payment of the full bonus that you otherwise would have been entitled to receive under this Section 4 assuming individual performance at target.

Apogee Therapeutics, Inc.

January 12, 2023

5.            Employee Benefits. As a regular full-time employee of the Company, you will be eligible, subject to the terms of the applicable plans and programs, to participate in a number of Company-sponsored benefits generally available to the Company’s full time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. In addition, you will be entitled to paid time off/paid vacation and sick leave in accordance with the Company’s paid time off/vacation and sick leave policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.

6.            Proprietary Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

7.            Reservation of Rights. The Company reserves the right to conduct background investigations checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation, if any.

8.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Your last day of employment for any reason is referred to herein as the “Date of Termination.”

Apogee Therapeutics, Inc.

January 12, 2023

9.            Payments on Termination of Employment. If your employment with the Company terminates for any reason, the Company shall pay you: (i) the unpaid amount, if any, of your Base Salary through the Date of Termination; (ii) any accrued but unused vacation, if applicable, through the Date of Termination; and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed. In the event the Company terminates your employment without Cause, in connection with a Change in Control (as defined in Appendix A) or outside of the Change in Control Period (as defined in Appendix A), or there is a material reduction in your duties, authority or responsibilities within the Change in Control Period, and subject to you signing a Separation Agreement and Release, and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) day revocation period:

a)            The Company shall pay you an amount equal to twelve (12) months of your Base Salary plus any bonus earned, but unpaid for the year prior to the year of termination based on Company performance in the prior year and assuming individual performance at target.

b)            Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payment to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

10.          Tax Matters.

a)            Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b)            Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors, or the LLC or the LLC Board, or any affiliate thereof or its governing body, related to tax liabilities arising from your compensation.

Apogee Therapeutics, Inc.

January 12, 2023

11.          Interpretation, Amendment and Enforcement. This letter agreement (including Appendix A), Exhibit A (including its Appendices) and Exhibit B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California, in connection with any Dispute or any claim related to any Dispute. This letter agreement is not assignable or transferable by you without the prior written consent of the Company; any attempt to do so shall be void. The Company may freely transfer and assign this letter agreement and any of its obligations to you hereunder. This letter agreement will be binding upon your heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

* * * * *

Apogee Therapeutics, Inc.

January 12, 2023

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Invention Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 13, 2023. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on January 18, 2023.

Very truly yours,

Apogee Therapeutics, Inc.

By:	/s/ Michael Henderson

Name: Michael Henderson

Title: Chief Executive Officer

I accept employment with Apogee Therapeutics, Inc. and acknowledge and fully agree to the terms and conditions set forth in this this employment offer:

/s/ Jane Pritchett Henderson
Signature of Employee

By: Jane Pritchett Henderson

Dated: 1/12/2023

Attachment

Exhibit A: Proprietary Information and Invention Assignment Agreement

Exhibit B: Form of Incentive Unit Award Agreement

Apogee Therapeutics, Inc.

January 12, 2023

Appendix A

1)            “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities to the reasonable satisfaction of the LLC Board, which failure continues, in the reasonable judgment of the Board, for thirty (30) days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, agreements relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct. For the avoidance, of doubt, in the event that it is subsequently determined that there were not proper grounds for termination of your employment for Cause, your termination of employment shall be considered to be without Cause, with you being eligible to receive retroactive payment of severance benefits under this letter agreement, subject to you signing a Separation Agreement and Release, and the Separation Agreement and Release becoming irrevocable, all within 60 days after the date of such termination, which shall include a seven (7) day revocation period.

2)            “Change in Control” shall mean (i) the sale of the LLC in which the equity holders of the LLC in their capacity as such no longer own a majority of the outstanding equity securities of the LLC (or its successor); or (ii) any other acquisition of the business of the LLC, as determined by the LLC Board in its sole discretion. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, in no event shall (i) a bona fide equity or debt financing of the LLC, including a financing in which greater than 50% of the LLC’s outstanding equity securities are acquired by a third-party, (ii) any reorganization required to effect an initial public offering, (iii) a de-SPAC transaction, or (iv) a reverse merger transaction, be deemed a “Change in Control” for purposes of this Agreement.

3)            “Change in Control Period” shall mean the twelve (12) month period that immediately follows the first event constituting a Change in Control.

Apogee Therapeutics, Inc.

January 12, 2023

Exhibit A

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

The following confirms and memorializes an agreement that Apogee Therapeutics, Inc., a Delaware corporation (“Company”), and I (Jane Pritchett Henderson) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to Company that I may have had prior to actually becoming an employee) with Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.            I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.            Company shall own, and I hereby irrevocably assign to Company, all right, title and interest I may have or acquire in any and all Inventions (as defined below) made, conceived, contributed to, or reduced to practice, in whole or in part, by me during the term of my employment with Company (such Inventions, “Company Inventions”), subject to applicable laws and I will promptly disclose all Inventions to Company. “Inventions” shall mean any (i) discoveries, designs, developments, technology, formulas, processes, architectures, techniques and inventions (whether or not protectable under patent laws); (ii) works of authorship, software programs or subroutines, APIs, databases, data assets, specifications, tools, test kits, user interfaces, media assets, source or object code and information fixed in any tangible medium of expression (whether or not protectable under copyright laws); (iii) trade secrets, know-how, show-how, and ideas (whether or not protectable under trade secret laws); (iv) trademarks, service marks, trade names, and trade dress (whether or not protectable under trademark laws); and (v) any improvements, modifications, derivative works, or enhancements to any of the foregoing. To the extent any of the rights, title and interest in and to Company Inventions cannot be assigned by me to the Company, subject to applicable laws, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up, perpetual license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice, and exploit those non-assignable rights, title and interest, including but not limited to, the right to make, use, sell, offer for sale, import, have made, have sold, distribute, modify, copy, display and perform the Company Inventions. To the extent any of the rights, title and interest in and to Company Inventions can neither be assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest. If I am employed in California, Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah or Washington, I acknowledge that I have reviewed the notification in Appendix A. Without disclosing any third party confidential information, I will also disclose any Inventions I believe are excluded by applicable law so that Company can make an independent assessment. I shall further assist Company, at Company’s expense, to further evidence, record and perfect the foregoing assignment and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, transferable, sublicensable (through multiple tiers of sublicensees) right and license to fully use and exploit all such confidential information and intellectual property rights.

Apogee Therapeutics, Inc.

January 12, 2023

3.            To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I may have Moral Rights that cannot be assigned under applicable law, I hereby irrevocably waive such Moral Rights.

4.            I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.            To the extent permitted under applicable law, until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

Apogee Therapeutics, Inc.

January 12, 2023

6.            I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.            I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.            I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company and its subsidiaries, successors and assigns.

9.            Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer, and agree that, after such transfer, the term “Company” herein will mean the parent, subsidiary or affiliate to which I am transferred. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond. This Agreement (together with any employment agreement or employment offer I may be subject to) sets for the entire agreement and understanding between the Company and me relating to the subject matter herein and merger all prior discussions between us, written or oral, including but not limited to any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me: (i) no other representation or inducement has been made to me; and (ii) I have relied on my own judgment and investigation in accepting my employment with the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by an authorized representative of the Company and me. Copies of this Agreement, including those transmitted electronically, are effective originals.

Apogee Therapeutics, Inc.

January 12, 2023

10.          Pursuant to the federal Defend Trade Secrets Act of 2016, I acknowledge receipt of the following notice: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.” I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information, or (C) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

[Remainder of Page Intentionally Left Blank]

Apogee Therapeutics, Inc.

January 12, 2023

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

1/12/2023 (date)

Employee Signature

/s/ Jane Pritchett Henderson

Employee Name (Printed)

Jane Pritchett Henderson

Accepted and Agreed to:

Apogee Therapeutics, Inc.

By	/s/ Michael Henderson
Name	Michael Henderson
Title	CEO

Apogee Therapeutics, Inc.

January 12, 2023

APPENDIX A

Notice of Non-assignable Inventions to Employees in California, Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah and Washington. If I am an employee whose principal workplace is California, Delaware, Illinois, Kansas, Minnesota, North Carolina, Utah or Washington, this Agreement does not apply to an Invention that qualifies fully as a non-assignable invention under the provisions of CA Labor Code § 2870, 19 Del. Code § 805, 765 I.L.C.S. 1060/2, Kansas Statutes Annotated, § 44-130, M.S.A. § 181.78, North Carolina General Statutes §§ 66-57.1, 66-57.2, U.C.A. 1953, § 34-39-3 or RCW §§ 49.44.140 to 49.44.150, as applicable.

I have reviewed the applicable notification in this Exhibit below if I am an employee in California, Illinois, Kansas, Minnesota, North Carolina or Washington, and agree that my signature on the Agreement to which this is an exhibit acknowledges receipt of the applicable notification. However, I agree to disclose promptly in writing to Company all Inventions conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three months thereafter, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company. Any such information will be received in confidence by Company.

===============================================================

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)            Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(i)            Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(ii)           Result from any work performed by the employee for his employer.

(b)            To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Apogee Therapeutics, Inc.

January 12, 2023

APPENDIX B

PRIOR MATTER